EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2018

CALABASAS HILLS, Calif., – October 30, 2018 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2018, which ended on October 2, 2018.

Total revenues were $580.9 million in the third quarter of fiscal 2018 compared to $555.4 million in the third quarter of fiscal 2017. Net income and diluted net income per share were $28.5 million and $0.61, respectively, in the third quarter of fiscal 2018.

The Company recorded a pre-tax charge of $0.3 million during the third quarter of fiscal 2018 related to the previously disclosed termination of a lease for one The Cheesecake Factory restaurant. Excluding the after-tax impact from this item, net income and diluted net income per share for the third quarter of fiscal 2018 would have been $28.7 million and $0.62, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.5% in the third quarter of fiscal 2018.

“Our operators executed on our objectives, wage inflation moderated from the second quarter and group medical insurance costs normalized,” said David Overton, Chairman and Chief Executive Officer. “These factors, coupled with comparable sales performance at The Cheesecake Factory restaurants within our expectations, drove solid profitability during the third quarter.”

Overton continued, “As 2018 comes to a close, we will open our 200th Cheesecake Factory restaurant next month. This milestone will cap our 40th year of delivering on our mission of absolute guest satisfaction. We look forward to continuing our culture of excellence by providing our guests with great dining experiences, offering growth opportunities for our staff members and maximizing long term value for our shareholders.”

Development

The Company now expects to open five restaurants in fiscal 2018. This includes The Cheesecake Factory in Lynnwood, Washington, a suburb of Seattle, and Grand Lux Cafe in Atlanta, which both opened during the third quarter of 2018. The Company expects to open three additional Cheesecake Factory restaurants during the fourth quarter of 2018. The first location of Social Monk Asian Kitchen, a fast casual concept under development, is now expected to open in the first quarter of 2019.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Given a shift in the mall opening date, the Company now expects The Cheesecake Factory licensed location in Monterrey, Mexico to open in the first quarter of 2019. As a result, the anticipated international development for fiscal 2018 is complete, with two restaurants opened internationally under licensing agreements this year.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share of the Company’s common stock. The dividend is payable on November 27, 2018 to shareholders of record at the close of business on November 14, 2018.

During the third quarter of fiscal 2018, the Company repurchased approximately 370,000 shares of its common stock at a cost of $18.9 million. Year to date, the Company has repurchased approximately 1.2 million shares of its common stock at a cost of $60.9 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the third quarter of fiscal 2018 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through November 29, 2018.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 215 full-service, casual dining restaurants throughout the U.S.A., including Puerto Rico, and Canada, comprised of 199 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark. Internationally, 21 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2018, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fifth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 1, 2018 ©2018 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver comparable sales growth; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; manage cost pressures, including increasing wage rates, group medical insurance costs and legal expenses, and stabilize margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; manage risks associated with the magnitude and complexity of regulations in the jurisdictions where the Company’s restaurants are located; increase shareholder value; find suitable sites and manage increasing construction costs; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop the Social Monk Asian Kitchen fast casual concept; expand consumer packaged goods licensing revenue; utilize its capital effectively and continue to increase cash dividends and repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia and Flower Child restaurants and the Social Monk Asian Kitchen fast casual concept; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risks, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
Consolidated Statements of Income	October 2, 2018		October 3, 2017		October 2, 2018		October 3, 2017
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues

Revenues	$580,882	100.0%	$555,392	100.0%	$1,764,751	100.0%	$1,688,687	100.0%
Costs and expenses:
Cost of sales	133,598	23.0%	127,453	22.9%	402,453	22.8%	385,373	22.8%
Labor expenses	204,537	35.2%	193,466	34.9%	627,772	35.6%	580,364	34.4%
Other operating costs and expenses	144,180	24.8%	138,423	24.9%	436,308	24.7%	411,534	24.4%
General and administrative expenses	37,469	6.5%	35,364	6.4%	118,166	6.7%	106,946	6.3%
Depreciation and amortization expenses	24,090	4.1%	22,999	4.1%	71,819	4.1%	69,492	4.1%
Impairment of assets and lease terminations	263	0.0%	-	0.0%	2,846	0.2%	1,231	0.1%
Preopening costs	3,250	0.6%	3,370	0.6%	5,798	0.3%	5,649	0.3%
Total costs and expenses	547,387	94.2%	521,075	93.8%	1,665,162	94.4%	1,560,589	92.4%
Income from operations	33,495	5.8%	34,317	6.2%	99,589	5.6%	128,098	7.6%
Interest and other expense, net	(3,290)	(0.6)%	(1,600)	(0.3)%	(7,704)	(0.4)%	(4,426)	(0.3)%
Income before income taxes	30,205	5.2%	32,717	5.9%	91,885	5.2%	123,672	7.3%
Income tax provision	1,730	0.3%	6,272	1.1%	9,028	0.5%	24,018	1.4%
Net income	$28,475	4.9%	$26,445	4.8%	$82,857	4.7%	$99,654	5.9%

Basic net income per share	$0.63		$0.57		$1.82		$2.11
Basic weighted average shares outstanding	45,321		46,602		45,418		47,323

Diluted net income per share	$0.61		$0.56		$1.77		$2.05
Diluted weighted average shares outstanding	46,403		47,519		46,682		48,582

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$530,210		$507,572		$1,613,085		$1,543,034
Other	50,672		47,820		151,666		145,653
Total	$580,882		$555,392		$1,764,751		$1,688,687

Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$61,950		$60,496		$193,956		$207,028
Other	4,559		6,003		14,353		18,932
Corporate	(33,014)		(32,182)		(108,720)		(97,862)
Total	$33,495		$34,317		$99,589		$128,098

(1) Includes $0.3 million and $2.8 million in the thirteen weeks and thirty-nine weeks ended October 2, 2018, respectively, of lease termination costs related to the closure of one The Cheesecake Factory restaurant, and $1.2 million in the thirty-nine weeks ended October 3, 2017 of accelerated depreciation and impairment expense related to the relocation of one The Cheesecake Factory restaurant and the lease termination of one The Cheesecake Factory restaurant. These amounts were recorded in impairment of assets and lease terminations in the condensed consolidated statements of income.

Selected Consolidated Balance Sheet Information	October 2, 2018	January 2, 2018
Cash and cash equivalents	$12,639	$6,008
Total assets	1,308,063	1,333,060
Total liabilities	694,657	719,530
Stockholders’ equity	613,406	613,530

The Cheesecake Factory Restaurants	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	October 2, 2018	October 3, 2017	October 2, 2018	October 3, 2017
Comparable restaurant sales	1.5%	-2.3%	1.7%	-0.8%
Restaurants opened during period	1	1	1	2
Restaurants open at period-end	199	194	199	194
Restaurant operating weeks	2,580	2,511	7,749	7,550

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 2, 2018	October 3, 2017	October 2, 2018	October 3, 2017

Net income (GAAP)	$28,475	$26,445	$82,857	$99,654
After-tax impact from:
- Impairment of assets and lease terminations (1)	195	-	2,106	739
Adjusted net income (non-GAAP)	$28,670	$26,445	$84,963	$100,393

Diluted net income per share (GAAP)	$0.61	$0.56	$1.77	$2.05
After-tax impact from:
- Impairment of assets and lease terminations	0.00	-	0.05	0.02
Adjusted diluted net income per share (non-GAAP) (2)	$0.62	$0.56	$1.82	$2.07

(1) The pre-tax amounts associated with the items in the thirteen and thirty-nine weeks ended October 2, 2018 were $0.3 million and $2.8 million, respectively. The pre-tax amount associated with the item in the thirty-nine weeks ended October 3, 2017 was $1.2 million. These amounts were recorded in impairment of assets and lease terminations.

(2) Adjusted diluted net income per share may not add due to rounding.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100